Exhibit 99.1

Syndax Pharmaceuticals Adds Biopharmaceutical Industry Leader Keith A. Katkin to Board of Directors

WALTHAM, Mass., Apr. 4, 2017 (GLOBE NEWSWIRE) — Syndax Pharmaceuticals, Inc. (“Syndax,” the “Company” or “we”) (Nasdaq:SNDX), a clinical stage biopharmaceutical company focused on developing entinostat and SNDX-6352 in multiple cancer indications, today announced the appointment of Keith A. Katkin to its Board of Directors.

“Keith is a highly accomplished biopharmaceutical executive with directly relevant experience having led the recent successful transition of Avanir into a fast growing, fully integrated biotech company with a market leading product,” said Dennis Podlesak, Chairman of Syndax. “We welcome his addition to the Board and look forward to his insights as Syndax advances its pipeline of innovative therapies towards the goal of delivering important new treatments to the medical community and the patients they serve.”

“Syndax has a unique set of assets in entinostat and SNDX-6352, with the potential to meaningfully enhance the power of immunotherapy in multiple cancers,” said Mr. Katkin. “I look forward to working closely with the Board and management team as we continue to shape an exciting future for Syndax’s promising pipeline of cancer therapies, beginning with several important upcoming milestones.”

Mr. Katkin most recently served as the President and Chief Executive Officer of Avanir Pharmaceuticals, a publicly traded biopharmaceutical company, from March 2007 through January 2016, leading the execution of the company’s sale to Otsuka Pharmaceutical Co., Ltd. in 2015. Mr. Katkin joined Avanir in July 2005 as the Senior Vice President of Sales and Marketing and was responsible for developing and executing the corporate strategy that led to the approval of Nuedexta and the company’s commercial success. Prior to joining Avanir, Mr. Katkin served as the vice president, Commercial Development for Peninsula Pharmaceuticals, Inc., playing a key role in the concurrent initial public offering and sale of the company to Johnson and Johnson. Additionally, Mr. Katkin’s employment experience includes leadership roles at InterMune, Amgen and Abbott Laboratories. In his role as a Director of Syndax, he will serve on the Audit Committee and the Nominating and Corporate Governance Committee of the Board.

Mr. Katkin currently serves on the Board of Directors of Avanir Pharmaceuticals, Inc., MC10, Inc., Otic Pharma Ltd. (Chairman), Rigel Pharmaceuticals, Inc., and the Brain Injury Association of America. Mr. Katkin has an M.B.A. from the Anderson School at UCLA and earned his B.S. in Business and Accounting from Indiana University. Mr. Katkin is also a licensed Certified Public Accountant.

The Company also announced that Board member George W. Sledge, Jr., M.D. will transition to the Company’s Scientific Advisory Board (SAB).

Mr. Podlesak added “Dr. Sledge has made many significant contributions to our Board and has played a key role in transforming Syndax into an innovative late stage company with a pipeline of combination therapies. We look forward to his continued involvement and leadership on the SAB.”

About Syndax Pharmaceuticals, Inc.

Syndax is a clinical stage biopharmaceutical company focused on developing an innovative pipeline of combination therapies in multiple cancer indications. Our lead product candidate, entinostat, which was granted Breakthrough Therapy designation by the FDA following positive results from our Phase 2b clinical trial, ENCORE 301, is currently being evaluated in a Phase 3 clinical trial for advanced hormone receptor positive, human epidermal growth factor receptor 2 negative breast cancer. Syndax is developing entinostat, which has direct effects on both cancer cells and immune regulatory cells, and SNDX-6352, an anti-CSF-1R monoclonal antibody, to enhance the body’s immune response on tumors that have shown sensitivity to immunotherapy. Entinostat is being evaluated as a combination therapeutic in Phase 1b/2 clinical trials with Merck & Co., Inc. for non-small cell lung cancer and melanoma; with Genentech, Inc. for TNBC; and with Pfizer Inc. and Merck KGaA, Darmstadt, Germany, for ovarian cancer. SNDX-6352 is being evaluated in a single ascending dose Phase 1 clinical trial and is expected to be developed to treat a variety of cancers. For more information on Syndax, please visit www.syndax.com.

Syndax’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend,” “believe” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Syndax’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, clinical development and scope of clinical trials and the reporting of clinical data for Syndax’s product candidates, and the potential use of SNDX-6352 to treat various cancer indications. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Syndax’s collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Syndax’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Syndax’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Syndax assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Investor Contacts

Heather Savelle

Argot Partners

heather@argotpartners.com

Tel 646.395.3734

Media Contact

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Argot Partners

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